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                                                                     EXHIBIT 5.1


                                February 24, 1998



World Access, Inc.
945 E. Paces Ferry Road, Suite 2240
Atlanta, Georgia 30326

         RE: REGISTRATION STATEMENT ON FORM S-3 RELATING TO $115,000,000 AGGREGATE PRINCIPAL AMOUNT OF 4.5% CONVERTIBLE SUBORDINATED NOTES DUE 2002 AND 3,105,485 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF

Gentlemen:

         At your request, we have examined Amendment No. 1 to the Registration Statement on Form S-3 (the "Registration Statement") being filed by you today with the Securities and Exchange Commission (the "Commission") in connection with the registration, under the Securities Act of 1933, as amended (the "Act"), of $115,000,000 aggregate principal amount of 4.5% Convertible Subordinated Notes due 2002 (the "Notes") of World Access, Inc. (the "Company") and 3,105,485 shares of common stock, $.01 par value per share, of the Company issuable upon conversion of the Notes (the "Common Stock"). The Common Stock and the Notes are referred to herein as the "Securities." We also have examined the form of indenture entered into as of October 1, 1997 by the Company and First Union National Bank, as Trustee, relating to the Notes (the "Indenture").

         In our capacity as your counsel in connection with such registration, we are familiar with the corporate proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the Securities and, for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have made such legal and factual examinations and inquiries, including an examination of originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and instruments, as we have deemed necessary or appropriate for the purposes of this opinion.

         In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies.



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World Access, Inc.
February 24, 1998
Page 2



         Subject to the foregoing and the other matters set forth herein, it is our opinion that (i) the Notes have been duly authorized by the Company and constitute legally valid and binding obligations of the Company and (ii) the Common Stock issuable upon conversion of the Notes, when issued and delivered in accordance with the terms of the Notes and the Indenture, will be validly issued, fully paid and nonassessable.

         The opinion rendered above is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought; (iii) public policies applied by courts which may limit any right or obligation thereunder; and (iv) whether acceleration of the payment of the Notes may affect the collectibility of any portion of the stated principal amount thereof which might be determined to constitute unearned interest thereon.

         To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, we assume, and you have permitted us to so assume for purposes of this opinion, that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

         We are members of the Bar of, and are admitted to practice only in, the State of Georgia. Accordingly, except as to the Delaware General Corporation Law ("DGCL"), we express no opinion herein as to the laws of any jurisdiction other than the United States of America and the State of Georgia. For purposes of the opinions expressed below, we have assumed (with your permission) that, contrary to the terms of any documents relevant to any such opinion, all legal issues addressed by any such opinion (except those arising under the DGCL and the federal laws of the United States) will be governed by the substantive laws (other than conflicts of laws) of the State of Georgia.

         Our conclusions are limited to the matters expressly set forth as our "opinion" herein, and no opinion is implied or is to be inferred beyond the matters expressly so stated. Such opinion is given as of the date hereof, and we expressly decline any undertaking to revise or update such opinion subsequent to the date hereof or to advise you of any matter arising subsequent to the date hereof that would cause us to modify, in whole or in part, such opinion.

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World Access, Inc.
February 24, 1998
Page 3



         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. We further consent to the reference to our firm name under the caption "Legal Matters" in the Prospectus which is a part of the Registration Statement.

                                                              Very truly yours,



                                                              ROGERS & HARDIN